EXHIBIT 5


                     [LETTERHEAD OF MOQUET BORDE & ASSOCIES]


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
United States of America                                    Paris, 29 July, 2003

Ladies and Gentlemen:

I am the counsel of Sodexho Alliance SA, a corporation (societe anonyme) organized under the laws of the Republic of France (the "Company"), and have advised the Company in connection with the registration on Form S-8 (the "Registration Statement") under the U.S. Securities Act of 1933, as amended, of 1,916,450 ordinary shares, par value (euro)4 each, of the Company (the "Shares") to be offered to employees of the Company pursuant to the Sodexho Alliance January 27, 2003 Stock Option Plan C, the Sodexho Alliance January 27, 2003 Stock Option Plan B, the Sodexho Alliance January 2003 Stock Option Plan A, the Sodexho Alliance October 2002 Stock Option Plan B, the Sodexho Alliance June 12, 2003 Stock Option Plan B and the Sodexho Alliance September 17, 2002 Stock Option Plan (collectively the "Plans").

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records of the Company and such other documents and certificates, and made such inquiries of officers of the Company as I have deemed necessary as a basis for the opinions hereinafter expressed. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and the conformity to original documents of all documents submitted to me as certified or photostatic copies.

Based upon and subject to the foregoing, I am of the opinion that the Shares deliverable upon exercise of options granted under the Plans, when delivered in accordance with the Plans, will be duly authorized, validly issued, fully paid and non assessable.

The opinions here rendered are limited to matters of French law, and I do not purport to pass on any question arising under the laws of any jurisdiction other than the laws of France in force as of the date hereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                                 Very truly yours,


                                                 /s/ Aline Poncelet
                                                 -----------------------
                                                  Aline Poncelet
                                                  Partner